10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Core Bond Fund

Security

BRE Properties, Inc.
Advisor

EIMCO

Transaction

 Date

5/12/2005

Cost

$17,000,000

Offering Purchase

11.33%

Broker

Banc of America Securities LLC
Underwriting
------------
Syndicate
Members
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Commerzbank Corporates & Markets
Wachovia Securities, Inc.
Keybanc Capital Markets